Exhibit 99.1
News From
Royal Caribbean Cruises Ltd.
Office of Corporate Communications
1050 Caribbean Way, Miami, Florida 33132-2096
Media Contact: Cynthia Martinez
305-982-2458
cynthiamartinez@rccl.com

For Immediate Release

ROYAL CARIBBEAN ANNOUNCES CHANGES TO FINANCE TEAM
Vice Chairman Brian Rice sets retirement for 2014 and will guide new CFO Jason Liberty during transition

MIAMI, May 16, 2013 – Royal Caribbean today announced that Brian Rice, Vice Chairman and CFO of Royal Caribbean Cruises Ltd., will transition his CFO responsibilities to Jason Liberty as he prepares for his retirement in the spring of 2014.  Rice will continue to serve as Vice Chairman until his retirement, overseeing Royal Caribbean’s finance, supply chain, strategy and information technology functions.  Rice has been with Royal Caribbean for more than 20 years, serving as CFO since 2006 and Vice Chairman since 2012.

In a related move, Jason Liberty has been named the new CFO, effective immediately, and will continue to report to Rice. Liberty joined Royal Caribbean in 2005 and most recently served as Senior Vice President, Strategy and Finance, overseeing the company’s Corporate and Strategic Planning, Treasury, Investor Relations and Internal Audit functions. Before joining Royal Caribbean, Liberty was a senior manager at the accounting firm KPMG.

Additionally, Henry Pujol has been named Senior Vice President and Controller, and in his new role will report to Liberty.  Pujol joined Royal Caribbean in 2004 as Assistant Controller and was promoted to Vice President, Corporate Controller in 2008. Before joining Royal Caribbean, Pujol was a senior manager in the audit practice of KPMG.

“Over the past 24 years, I’ve had the very good fortune to work for an outstanding company in a truly exciting industry,” said Rice. “I am proud to have played a part in its success, and I feel comfortable that I will be leaving the company in excellent shape.”

“Brian has been a key figure in the development of Royal Caribbean, and an important leader who has made significant contributions to the entire cruise industry,” said Richard D. Fain, Chairman and CEO, Royal Caribbean Cruises Ltd.

Fain lauded Rice’s role in the creation of the Revenue Management discipline, which is now a standard industry practice. “Brian’s foresight and financial discipline helped us all become better sellers,” said Fain. “At the same time, his focus and determination have ensured we continually improve our financial management and credit strength.”

Fain added that Rice developed a strong talent base at Royal Caribbean, and would use the next year to help the company transition successfully to its next generation of financial leadership. “Brian is a strong leader and a good teacher, and he will continue to develop his team through the next year,” Fain said.

 “I look forward to working with Jason and Henry as they continue their professional growth and development,” said Rice. “Jason is clearly ready to step into the role of Chief Financial Officer, while Henry continues to demonstrate his breadth and capability in his new responsibilities.”

Royal Caribbean Cruises Ltd. (NYSE/OSE: RCL) is a global cruise vacation company that owns Royal Caribbean International, Celebrity Cruises, Pullmantur, Azamara Club Cruises and CDF Croisières de France, as well as TUI Cruises through a 50 percent joint venture.  Together, these six brands operate a combined total of 41 ships with four under construction.  They operate diverse itineraries around the world that call on approximately 460 destinations on all seven continents.  Additional information can be found on www.royalcaribbean.com, www.celebritycruises.com, www.azamaraclubcruises.com, www.pullmantur.es, www.cdfcroisieresdefrance.com, www.tuicruises.com, or www.rclinvestor.com.

# # #